Press Release

FOR IMMEDIATE RELEASE

Contact: Terri McKay, FHLBank Pittsburgh: 412-288-2830; cell: 412-523-8511 tmckay@fhlb-pgh.com

FHLBANK PITTSBURGH ANNOUNCES PRELIMINARY THIRD QUARTER 2009 FINANCIAL RESULTS

PITTSBURGH, October 29, 2009 – The Federal Home Loan Bank of Pittsburgh (FHLBank) today announced preliminary financial results for third quarter 2009.

Balance Sheet and Capital Highlights

At September 30, 2009, total assets were $66.5 billion, a decrease of $24.3 billion, or 26.8 percent, from $90.8 billion at December 31, 2008. Total loans to members, also called advances, decreased $20.8 billion, or 33.4 percent, to $41.4 billion at September 30, 2009, compared to $62.2 billion at December 31, 2008. A decline in advance volumes, which began in the fourth quarter of 2008 as members gained access to additional liquidity from the Federal Reserve Banks and other government programs, continued through the third quarter of 2009, driven also by lower loan demand as members de-leveraged their balance sheets.

At September 30, 2009, retained earnings were $394.5 million, an increase of $224.0 million, or 131.4 percent, from $170.5 million at December 31, 2008. The increase in retained earnings was significantly affected by the adoption of amended other-than-temporary impairment (OTTI) guidance, which required a cumulative effect adjustment as of January 1, 2009. This adjustment increased retained earnings by $255.9 million with an offsetting decrease to accumulated other comprehensive income (loss). At September 30, 2009, accumulated other comprehensive income (loss) totaled $(845.2) million. Total GAAP capital at September 30, 2009, was $3.6 billion, a decrease of $572.4 million, or 13.8 percent, from $4.1 billion at December 31, 2008. At September 30, 2009, FHLBank Pittsburgh remained in compliance with all regulatory capital requirements.

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• 601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

FHLBank Pittsburgh Reports Preliminary Third Quarter 2009 Results – page two

Operating Results
A number of factors contributed to a $40.4 million net loss for the third quarter of 2009, compared to net income of $96.8 million for third quarter 2008. The decrease was primarily due to $93.3 million of OTTI credit loss charges taken on the Bank’s mortgage-backed securities (MBS) investment portfolio in the third quarter of 2009, lower net interest income, and a non-recurring gain in the third quarter of 2008. The increase in the credit portion of OTTI charges for the third quarter of 2009 was primarily due to continued stress in the housing markets, which is discussed below. Return on average capital declined to (4.39) percent compared to 8.99 percent in the same period in 2008. The third quarter 2009 net loss resulted in a loss per share of $1.01 compared to earnings per share of $2.43 in the same period of 2008.

For the nine months ended September 30, 2009, the Bank recorded a loss of $31.9 million, compared to net income of $207.3 million for the same period in 2008. Return on average capital for the nine months ended September 30, 2009 declined to (1.09) percent compared to 6.36 percent in the same year-ago period. The significant decline in year-to-date income, reflecting OTTI credit losses of $163.1 million, a first quarter contingency reserve of $35.3 million, lower net interest income, and a nonrecurring gain in the third quarter of 2008, drove the return down significantly. For the nine months ended September 30, 2009, the Bank had a loss per share of $0.80, compared with earnings per share of $5.12 for the nine months ended September 30, 2008. Negative earnings year-to-date 2009 have prevented FHLBank Pittsburgh from setting aside funds for affordable housing programs.

Under OTTI accounting guidance for debt securities, only the credit portion of OTTI is recognized in earnings; the noncredit portion of OTTI is recognized in other comprehensive income. The Bank recognized ($97.2) million and ($812.4) million of OTTI in other comprehensive income (loss) for the three and nine months ended September 30, 2009. The noncredit portion of OTTI for each available-for-sale MBS is part of the fair market value of the security recorded on the statement of condition, which is adjusted through other comprehensive income as the security’s fair value changes.

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FHLBank Pittsburgh Reports Preliminary Third Quarter 2009 Results – page three

The credit portion of OTTI charges for the third quarter of 2009 primarily resulted from an increase in projected losses on the collateral underlying certain of the Bank’s private-label residential MBS. Every quarter, working with the FHLBank System Governance Committee, the Bank updates its OTTI analysis to reflect current loan performance and current housing market assumptions, which generate the projected losses. Several factors contributed to the increases in projected losses, including lower forecasted housing prices followed by slower housing price recovery, continued rising unemployment, and limited refinancing opportunities for borrowers whose houses are now worth less than the balances of their mortgages. These trends led to higher default rates, lower voluntary prepayment rates and higher projected losses on defaulted loans.

Although the Bank actively monitors the credit quality of its MBS, it is not possible to predict whether the Bank will have additional OTTI charges in the future. Future charges will depend on many factors, including economic, financial market and housing market conditions, and the actual and projected performance of the loan collateral underlying the MBS.

Detailed financial information will be available in FHLBank Pittsburgh’s third quarter 2009 Form 10-Q filing, which the Bank anticipates filing on November 12, 2009, and is available in the 2008 Form 10-K, which can be accessed through FHLBank Pittsburgh’s Web site at www.fhlb-pgh.com, or on the SEC’s Web site at www.sec.gov.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. At September 30, 2009, it had 317 members in its district of Delaware, Pennsylvania and West Virginia and approximately $67 billion in assets. FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage and community development activities of local financial institutions.

Data set forth in this document are preliminary. This release contains “forward-looking statements”- that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” Forward looking statements by their nature address matters that are, to different degrees, uncertain. Actual performance or events may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, general economic conditions (including effects on, among other things, mortgage-backed securities), the Bank’s ability to maintain adequate capital levels (including meeting applicable regulatory capital requirements), changes in our membership profile, demand for advances, changes in projected business volumes, business and capital plan adjustments and amendments, regulatory actions or approvals, competitive pressure from alternative member funding sources, government actions and programs in response to the credit crisis, accounting adjustments or requirements, interest-rate volatility, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, hedging and asset-liability management activities, and shifts in demand for our products and consolidated obligations. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. The FHLBank Pittsburgh does not undertake to update any forward-looking statements made in this announcement.

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